Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A (the "Registration Statement") of Fidelity Income Fund: Fidelity Advisor Mortgage Securities Fund (formerly Fidelity Mortgage Securities Fund), of our report dated September 6, 1996 relating to the financial statements and financial highlights appearing in the July 31, 1996 Annual Report to Shareholders of Fidelity Mortgage Securities Fund, which are also incorporated by reference into the Registration Statement.
We further consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
February 19, 1997